FILED PURSUANT TO RULE 424(B)(3)        PROSPECTUS SUPPLEMENT DATED JUNE 9, 2000
REGISTRATION NO. 333-92577                  TO PROSPECTUS DATED FEBRUARY 9, 2000
CUSIP NO. 00826TAB4

                                AFFYMETRIX, INC.
                                  $150,000,000

                 5% CONVERTIBLE SUBORDINATED NOTES DUE 2006 AND
     1,219,515 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

    This prospectus supplement supplements information contained in the prospectus dated February 9, 2000 relating to the potential sale from time to time of up to $150,000,000 aggregate amount of notes and the common stock into which the notes are convertible. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

    The following table supplements the information set forth in the prospectus under the caption "Selling Security Holders" with respect to the selling holders and the respective principal amounts of notes beneficially owned by the selling holder that may be offered pursuant to the prospectus, as amended or supplemented:

                                           PRINCIPAL AMOUNT    COMMON STOCK                    COMMON STOCK
                                               OF NOTES        ISSUABLE UPON                    OWNED AFTER
                                          BENEFICIALLY OWNED   CONVERSION OF   COMMON STOCK    COMPLETION OF
NAME                                         AND OFFERED         THE NOTES        OFFERED      THE OFFERING
----                                      ------------------   -------------   -------------   -------------
CIBC World Markets Corp.................       5,092,000           41,398          41,398             --
Deephaven Domestic Convertible Trading
  Ltd...................................       2,500,000           20,325          20,325             --

    None of the selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.